Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-41362, 333-60162, 333-64974, 333-86958, and 333-111651 of I-many, Inc. and subsidiaries (the “Company”) on Form S-8 and in Registration Statement Nos. 333-68924, 333-76716, 333-85044, 333-88714, and 333-105088 of the Company on Form S-3 of our report dated March 15, 2004, relating to the consolidated financial statements of the Company as of and for the year ended December 31, 2003 appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

March 16, 2005